Exhibit 10.1
April 28, 2006
By Personal Delivery
Mr. Richard E. Goodrich
3 Oakley Downs
The Woodlands, TX 77382
Dear Rich:
We have agreed to amend your Severance Agreement (the “Agreement”) and our previous letter agreements amending that Agreement so that you will remain employed by Chicago Bridge & Iron Company (Delaware) (“Company” or “CB&I”) through May 31, 2006 (although we could mutually agree in writing to shorten or extend that period).
While you continue to be an employee of CB&I, you will continue to receive compensation at your current base salary and will continue to receive all Company benefits (including perquisites) you were receiving as of the date you signed the Agreement.
To the extent other provisions of your Agreement were tied to or reflected a February 13, 2006 retirement date, those provisions are changed so that May 31, 2006 (or another date mutually agreed to in writing by you and CB&I) is instead the operative date.
Further, your Agreement for Consulting Services will not take effect until a day after you are no longer employed by CB&I. However, as we have agreed, that Agreement for Consulting Services is now being amended, through this letter agreement, such that it will last for four (4) years from the day after you are no longer employed by CB&I, instead of two (2). As we have also agreed, in the newly-added 3rd and 4th years of your consulting agreement, you will be paid a non-refundable retainer equal to Twenty-Five Thousand Dollars ($25,000.00) each quarter of the 3rd and 4th years. This Twenty-Five Thousand Dollar ($25,000.00) quarterly amount for the 3rd and 4th years will also be applied to the termination provisions of the Agreement for Consulting Services when calculating any lump-sum payment due under those provisions which relates to those years. We are also hereby amending your Agreement for Consulting Services to substitute Philip K. Asherman, President & Chief Executive Officer (or his designee), in the place of former Chairman, President & Chief Executive Officer Gerald M. Glenn in each place Mr. Glenn is mentioned in your Agreement for Consulting Services.

Mr. Richard E. Goodrich
April 28, 2006
Page Two
Other than the provisions we have specifically amended in this letter, all other provisions of the Agreement and your Agreement for Consulting Services remain in effect.
If you agree to amend your Agreements consistent with this letter, please sign below and return this document to me. If not, let’s discuss this matter.
Sincerely,
/s/ David P. Bordages
David P. Bordages
VP-Human Resources & Administration
Agreed:

/s/ Richard E. Goodrich

Richard E. Goodrich

April 28, 2006